EXHIBIT 10.1



                           INDEMNIFICATION AGREEMENT


      INDEMNIFICATION AGREEMENT, dated as of the 19th day of April, 1999, between Carnival Corporation, a Panamanian corporation (the "Company"), and Atle Brynestad (the "Director").

      The Company, in order to induce the Director to serve on the Company's board of directors, wishes to indemnify the Director against certain expenses and liabilities.

      Accordingly, the parties agree as follows:

      In the event that the Director is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director of the Company, the Company shall indemnify the Director against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the Republic of Panama and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions.

     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by a duly authorized officer, as of the date first above written.


                                    CARNIVAL CORPORATION


                                    By: /s/ Howard S. Frank
                                        Howard S. Frank, Vice Chairman
                                           and Chief Operating Officer



                                    By: /s/ Atle Brynestad
                                        Atle Brynestad